Exhibit A

AGREEMENT

The undersigned agree that this Amendment No. 1 to Schedule 13D, dated June 20, 2019, and any further amendment thereto, relating to the Common Stock, par value $0.01, of Performance Shipping Inc. shall be filed on behalf of the undersigned.

June 20, 2019
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(Date)

Steamship Shipbroking Enterprises Inc. By /s/ Symeon Palios
Symeon Palios Principal

Taracan Investments S.A.

/s/ Symeon Palios
Symeon Palios
Principal

/s/ Symeon Palios
Symeon Palios